Exhibit 5.1

[FORM OF LEGAL OPINION, FINAL TO BE FILED BY AMENDMENT]

June [ ], 2016

MassRoots, Inc.

1624 Market Street, Suite 201

Denver, CO 80202

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to MassRoots, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the sale by the Company of units of its securities (“Units”), consisting of up to [ ] shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and up to [ ] warrants to purchase shares of Common Stock (“Warrants”).

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that each Unit consists of Common Stock and Warrants, and, upon the sale of the Units as described in the Registration Statement and the receipt of payment by the Company, the Common Stock constituting part of the Units will be validly authorized, legally issued, fully paid and non-assessable, and the Warrants constituting part of the Units will be a binding obligation of the Company under Delaware law. We are also of the opinion that the Common Stock underlying the Warrants, when issued upon their exercise and the payment of the exercise price, if any, will be validly authorized, legally issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Delaware and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, Common Stock, Warrants, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Thompson Hine LLP